KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Auditors We consent to the incorporation by reference in the registration statements (Nos. 333-154819, 333-177326, 333-212440, and 333-264154) on Form S-8 of CHS, Inc. of our report dated February 24, 2023, with respect to the consolidated financial statements of CF Industries Nitrogen, LLC, which report appears in the Form 10-K/A of CHS, Inc. dated March 2, 2023. Chicago, Illinois February 24, 2023 EX23.2